Exhibit 99.1

The J. M. Smucker Company Announces Fiscal 2019 First Quarter Results

ORRVILLE, Ohio, Aug. 21, 2018 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the first quarter ended July 31, 2018, of its 2019 fiscal year. All comparisons are to the first quarter of the prior fiscal year, unless otherwise noted. Certain items previously reported in the financial statements have been reclassified to conform with the current year presentation.

EXECUTIVE SUMMARY

  Net sales increased $153.6 million, or 9 percent, reflecting the acquisition of Ainsworth Pet Nutrition, LLC ("Ainsworth") on May 14, 2018.
  Net income per diluted share was $1.17.  Adjusted earnings per share was $1.78, an increase of 18 percent.
  Both fiscal 2019 first quarter earnings per share measures included an unfavorable $0.07 per share impact from a purchase accounting adjustment attributable to acquired Ainsworth inventory.
  Cash provided by operating activities was $243.0 million and free cash flow was $141.7 million.
  The Company updated its full-year fiscal 2019 outlook reflecting the anticipated impact from the pending divestiture of its U.S. baking business.

CHIEF EXECUTIVE OFFICER REMARKS

"Our strong first quarter earnings reflect the execution of our strategy, aligning our portfolio for growth in pet food, coffee, and snacking," said Mark Smucker, Chief Executive Officer. "During the first quarter, we completed the Ainsworth acquisition, which drove much of our year-over-year sales growth, and we are making significant progress toward integrating the business. We also announced a planned divestiture of our U.S. baking business, which is expected to close at the end of this month. In addition, we had strong first quarter performance for key growth brands including Dunkin' Donuts®, Smucker's® Uncrustables®, Nature's Recipe®, and Café Bustelo® while continuing to execute our cost reduction programs to enhance margins and provide fuel for investments in future growth."

FIRST QUARTER CONSOLIDATED RESULTS

	Three Months Ended July 31,
			% Increase
	2018	2017	(Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,902.5	$1,748.9	9%

Operating income	$226.9	$235.2	(4%)
Adjusted operating income	317.1	301.9	5%

Net income per common share – assuming dilution	$1.17	$1.12	4%
Adjusted earnings per share – assuming dilution	1.78	1.51	18%

Weighted-average shares outstanding – assuming dilution	113.7	113.6	-

Net Sales
Net sales increased reflecting a $162.8 million contribution from the Ainsworth acquisition. Excluding Ainsworth, net sales declined $9.2 million, or 1 percent, reflecting lower net price realization. This was mostly attributable to the pet food, coffee, and oils categories, partially offset by higher net pricing in the peanut butter category. Volume/mix and foreign currency exchange were both neutral to net sales.

Operating Income
Gross profit increased $16.1 million, or 2 percent, primarily driven by the addition of Ainsworth. This was partially offset by an unfavorable net impact of lower pricing and higher costs, attributable to an unfavorable change in derivative gains and losses. Reflected in gross profit was a $10.9 million fair value purchase accounting adjustment attributable to acquired Ainsworth inventory, which resulted in higher cost of products sold when the related inventory was sold in the quarter. Selling, distribution, and administrative ("SD&A") expenses increased $34.5 million, primarily reflecting the addition of Ainsworth. Operating income decreased $8.3 million, due to the higher SD&A expenses and a $9.0 million increase in amortization expense, which was primarily attributable to Ainsworth. A reduction in other special project costs of $19.4 million partially offset these factors.

On a non-GAAP basis, adjusted gross profit increased $50.0 million, or 8 percent, with the primary difference from GAAP results being the exclusion of the $34.6 million unfavorable change in unallocated derivative gains and losses. After factoring in the increase in SD&A expenses, adjusted operating income increased $15.2 million, or 5 percent.

Other
Net interest expense increased $11.6 million, due to increased debt associated with the Ainsworth acquisition. The Company's effective tax rate was 23.2 percent compared to 32.9 percent in the prior year. The decrease reflected the benefit of a lower U.S. federal statutory tax rate as a result of U.S. income tax reform.

Cash provided by operating activities was $243.0 million, compared to $304.3 million in the prior year, with the decline reflecting an increase in working capital requirements, primarily attributable to accounts receivable. Free cash flow was $141.7 million, compared to $234.7 million in the prior year with the decrease further reflecting a $31.7 million increase in capital expenditures.

FULL-YEAR OUTLOOK

The Company updated its full-year fiscal 2019 guidance as summarized below:

	Current	Previous
Net sales (in billions)	$8.0	$8.3
Adjusted earnings per share	$8.40 - $8.65	$8.40 - $8.65
Free cash flow (in millions)	$770 - $820	$800 - $850
Net proceeds from divestiture (in millions)	$315	-
Capital expenditures (in millions)	$350 - $370	$350 - $370
Effective tax rate	24.5%	24.5%

On July 9, 2018, the Company announced the signing of a definitive agreement to divest its U.S. baking business. Full-year projections for this business were included in the Company's previous fiscal 2019 guidance. The Company has now updated its full-year outlook to reflect the anticipated impact of the divestiture, based on an expected transaction close date of August 31, 2018. In addition, the net sales guidance also reflects lower than anticipated net sales in the first quarter.

The adjusted earnings per share guidance range now reflects the estimated impact from the divestiture, including the following factors: (1) foregone profit related to the U.S. baking business for the last 8 months of fiscal 2019; (2) an anticipated gain related to the transaction; and (3) a benefit from the use of net proceeds from the divestiture.

The reduction in the free cash flow guidance range primarily reflects the forgone profit related to the divestiture. In addition to free cash flow of $770 million to $820 million, the Company anticipates net proceeds from the divestiture of $315 million, after transaction costs and taxes.

FIRST QUARTER SEGMENT RESULTS

Dollar amounts in the segment tables below are reported in millions.

Effective May 1, 2018, sales to customers within the convenience store channel, which were previously included in the U.S. Retail market segments, are now included in the International and Away From Home segment. Segment performance for historical periods have been reclassified accordingly, as reflected in the "Unaudited Reportable Segments Supplemental Information" table included at the end of this press release.

U.S. Retail Coffee

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY19 Q1 Results	$489.5	$147.8	30.2%
Increase (decrease) vs prior year	2%	20%	450bps

Segment net sales increased $10.1 million. Favorable volume/mix contributed 2 percentage points, driven by the Dunkin' Donuts®, 1850™, and Café Bustelo® brands, partially offset by declines in Folgers® roast and ground coffee. The favorable volume/mix was slightly offset by lower net price realization, driven by the Folgers® brand. Segment profit increased $24.6 million primarily due to lower input costs, which more than offset an increase in marketing expense.

U.S. Retail Consumer Foods

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY19 Q1 Results	$483.3	$97.3	20.1%
Increase (decrease) vs prior year	(1%)	(12%)	-250bps

Segment net sales decreased $4.6 million. Excluding the baking business, which is pending divestiture, net sales were comparable to the prior year as volume/mix gains for Smucker's® Uncrustables® were partially offset by declines for the Jif® brand. Net price realization was neutral. Segment profit decreased $12.8 million due to higher input and freight costs, unfavorable volume/mix, and increased marketing expense.

U.S. Retail Pet Foods

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY19 Q1 Results	$671.2	$100.4	15.0%
Increase (decrease) vs prior year	29%	3%	-380bps

Segment net sales increased $150.5 million reflecting the $162.8 million contribution from Ainsworth. Excluding Ainsworth, net sales declined $12.3 million, or 2 percent. Lower net price realization reduced net sales by 1 percentage point. Lower volume/mix also decreased net sales by 1 percentage point, reflecting declines for the Natural Balance® brand and the discontinuation of certain Gravy Train® products, partially offset by gains for the Nature's Recipe®, Milk Bone®, and Meow Mix® brands. Segment profit increased $2.6 million, reflecting the addition of Ainsworth. However, profit contributions from the Ainsworth acquisition reflected the unfavorable impact of the $10.9 million fair value purchase accounting adjustment. Excluding Ainsworth, segment profit declined as the net impact of lower pricing and higher input and freight costs was only partially offset by reduced marketing expense.

International and Away From Home

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY19 Q1 Results	$258.5	$43.4	16.8%
Increase (decrease) vs prior year	(1%)	8%	140bps

Segment net sales decreased $2.4 million due to lower net price realization. Volume/mix was neutral. Segment profit increased $3.2 million, reflecting a net benefit of lower pricing and costs as well as lower marketing expense.

Conference Call
The Company will conduct an earnings conference call and webcast today, August 21, 2018, beginning at 8:30 a.m. Eastern time. To access the webcast, please visit jmsmucker.com/investor-relations.

The J. M. Smucker Company Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the ability to successfully integrate the acquired Ainsworth business in a timely and cost-effective manner and retain key suppliers, customers, and employees; the ability to achieve synergies and cost savings related to the Ainsworth acquisition in the amounts and within the time frames currently anticipated; the ability to successfully complete the divestiture of the U.S. baking business in a timely and cost-effective manner; the ability to achieve cost savings related to the organization optimization and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to meet the Company's cash deleveraging objectives; volatility of commodity, energy, and other input costs; risks associated with derivative and purchasing strategies employed to manage commodity pricing risks; the availability of reliable transportation on acceptable terms; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the impact of food security concerns involving either the Company's or its competitors' products; the impact of accidents, extreme weather, and natural disasters; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the ability to manage and maintain key relationships; the timing and amount of capital expenditures and share repurchases; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J. M. Smucker Company
For more than 120 years, The J. M. Smucker Company has brought families together to share memorable meals and moments. Guided by a vision to engage, delight, and inspire consumers through trusted food and beverage brands that bring joy throughout their lives, Smucker has grown to be a well-respected North American marketer and manufacturer with a balanced portfolio of leading and emerging, on-trend brands. In consumer foods and beverages, its brands include Smucker's®, Folgers®, Jif®, Dunkin' Donuts®, Crisco®, Café Bustelo®, R.W. Knudsen Family®, Sahale Snacks®, Smucker's® Uncrustables®, Robin Hood®, and Bick's®. In pet food and pet snacks, its brands include Rachael Ray® Nutrish®, Meow Mix®, Milk-Bone®, Kibbles 'n Bits®, Natural Balance®, and Nature's Recipe®. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about our Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Dunkin' Donuts® is a registered trademark of DD IP Holder LLC, and Rachael Ray® is a registered trademark of Ray Marks Co. LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants.

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Income

	Three Months Ended July 31,
			% Increase
	2018	2017	(Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,902.5	$1,748.9	9%
Cost of products sold	1,224.3	1,086.8	13%
Gross Profit	678.2	662.1	2%
Gross margin	35.6%	37.9%

Selling, distribution, and administrative expenses	383.3	348.8	10%
Amortization	60.5	51.5	17%
Other special project costs	7.7	27.1	(72%)
Other operating expense (income) - net	(0.2)	(0.5)	(60%)
Operating Income	226.9	235.2	(4%)
Operating margin	11.9%	13.4%

Interest expense - net	(53.6)	(42.0)	28%
Other income (expense) - net	(0.2)	(4.2)	(95%)
Income Before Income Taxes	173.1	189.0	(8%)
Income tax expense (benefit)	40.1	62.2	(36%)
Net Income	$133.0	$126.8	5%

Net income per common share	$1.17	$1.12	4%

Net income per common share –
assuming dilution	$1.17	$1.12	4%

Dividends declared per common share	$0.85	$0.78	9%

Weighted-average shares outstanding	113.7	113.5	-
Weighted-average shares outstanding –
assuming dilution	113.7	113.6	-

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	July 31, 2018	April 30, 2018
	(Dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$192.0	$192.6
Trade receivables, less allowance for doubtful accounts	504.2	385.6
Inventories	1,017.4	854.4
Other current assets	92.2	122.4
Total Current Assets	1,805.8	1,555.0

Property, Plant, and Equipment - Net	1,827.9	1,729.1

Other Noncurrent Assets:
Goodwill	6,621.9	5,942.2
Other intangible assets - net	7,095.1	5,916.5
Other noncurrent assets	162.3	158.4
Total Other Noncurrent Assets	13,879.3	12,017.1
Total Assets	$17,513.0	$15,301.2

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$532.1	$512.1
Short-term borrowings	530.0	144.0
Other current liabilities	481.9	377.7
Total Current Liabilities	1,544.0	1,033.8

Noncurrent Liabilities:
Long-term debt, less current portion	6,184.9	4,688.0
Other noncurrent liabilities	1,853.3	1,688.3
Total Noncurrent Liabilities	8,038.2	6,376.3

Shareholders' Equity	7,930.8	7,891.1
Total Liabilities and Shareholders' Equity	$17,513.0	$15,301.2

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended July 31,
	2018	2017
	(Dollars in millions)

Operating Activities
Net income	$133.0	$126.8
Adjustments to reconcile net income to net cash
provided by (used for) operations:
Depreciation	51.4	54.5
Amortization	60.5	51.5
Share-based compensation expense	4.6	6.6
Other noncash adjustments – net	1.1	0.8
Defined benefit pension contributions	-	(0.8)
Changes in assets and liabilities, net of effect
from businesses acquired:
Trade receivables	(52.7)	7.3
Inventories	(65.7)	(71.2)
Accounts payable and accrued items	53.4	87.8
Income and other taxes	58.9	35.9
Other - net	(1.5)	5.1
Net Cash Provided by (Used for) Operating Activities	243.0	304.3

Investing Activities
Business acquired, net of cash acquired	(1,905.0)	-
Additions to property, plant, and equipment	(101.3)	(69.6)
Other - net	(25.2)	31.5
Net Cash Provided by (Used for) Investing Activities	(2,031.5)	(38.1)

Financing Activities
Short-term borrowings (repayments) - net	386.0	(170.1)
Proceeds from long-term debt	1,500.0	-
Quarterly dividends paid	(88.4)	(84.9)
Purchase of treasury shares	(4.7)	(6.6)
Other - net	(2.4)	1.5
Net Cash Provided by (Used for) Financing Activities	1,790.5	(260.1)
Effect of exchange rate changes on cash	(2.6)	10.3
Net increase (decrease) in cash and cash equivalents	(0.6)	16.4
Cash and cash equivalents at beginning of period	192.6	166.8
Cash and Cash Equivalents at End of Period	$192.0	$183.2

The J. M. Smucker Company Unaudited Supplemental Schedule

	Three Months Ended July 31,
		% of		% of
	2018	Net Sales	2017	Net Sales
	(Dollars in millions)

Net sales	$1,902.5		$1,748.9
Selling, distribution, and
administrative expenses:
Marketing	139.9	7.4%	115.6	6.6%
Selling	67.1	3.5%	67.1	3.8%
Distribution	66.0	3.5%	57.9	3.3%
General and administrative	110.3	5.8%	108.2	6.2%
Total selling, distribution, and
administrative expenses	$383.3	20.1%	$348.8	19.9%

Amounts may not add due to rounding.

The J. M. Smucker Company Unaudited Reportable Segments

	Three Months Ended July 31,
	2018	2017
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$489.5	$479.4
U.S. Retail Consumer Foods	483.3	487.9
U.S. Retail Pet Foods	671.2	520.7
International and Away From Home	258.5	260.9
Total net sales	$1,902.5	$1,748.9

Segment profit:
U.S. Retail Coffee	$147.8	$123.2
U.S. Retail Consumer Foods	97.3	110.1
U.S. Retail Pet Foods	100.4	97.8
International and Away From Home	43.4	40.2
Total segment profit	$388.9	$371.3
Amortization	(60.5)	(51.5)
Interest expense - net	(53.6)	(42.0)
Unallocated derivative gains (losses)	(22.0)	12.6
Cost of products sold - special project costs	-	(0.7)
Other special project costs	(7.7)	(27.1)
Corporate administrative expenses	(71.8)	(69.4)
Other income (expense) - net	(0.2)	(4.2)
Income before income taxes	$173.1	$189.0

Segment profit margin:
U.S. Retail Coffee	30.2%	25.7%
U.S. Retail Consumer Foods	20.1%	22.6%
U.S. Retail Pet Foods	15.0%	18.8%
International and Away From Home	16.8%	15.4%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding acquisition and foreign currency exchange; adjusted gross profit, operating income, income, and earnings per share; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors' understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes the adjusted earnings per share, adjusted operating income, and free cash flow measures as components for measuring performance for incentive compensation purposes.

Non-GAAP profit measures exclude certain items affecting comparability which include amortization expense and impairment charges related to intangible assets, integration and restructuring costs ("special project costs"), and unallocated gains and losses on commodity and foreign currency exchange derivatives ("unallocated derivative gains and losses"). The special project costs relate to specific integration and restructuring projects, and the unallocated derivative gains and losses reflect the changes in fair value of the Company's commodity and foreign currency exchange contracts.

These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal 2019 outlook. As the amount of unallocated derivative gains and losses varies depending on market conditions and levels of derivative transactions with respect to a particular fiscal year, it is not determinable on a forward-looking basis and no guidance has been provided.

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
			Increase
	2018	2017	(Decrease)%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$1,902.5	$1,748.9	$153.6	9%
Acquisition	(162.8)	-	(162.8)	(9%)
Net sales excluding acquisition	1,739.7	1,748.9	(9.2)	(1%)
Foreign currency exchange	(0.8)	-	(0.8)	-
Net sales excluding acquisition
and foreign currency exchange	$1,738.9	$1,748.9	($10.0)	(1%)

Amounts may not add due to rounding.

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2018	2017
	(Dollars in millions, except per share data)

Gross profit reconciliation:
Gross profit	$678.2	$662.1
Unallocated derivative losses (gains)	22.0	(12.6)
Cost of products sold - special project costs	-	0.7
Adjusted gross profit	$700.2	$650.2
% of net sales	36.8%	37.2%

Operating income reconciliation:
Operating income	$226.9	$235.2
Amortization	60.5	51.5
Unallocated derivative losses (gains)	22.0	(12.6)
Cost of products sold - special project costs	-	0.7
Other special project costs	7.7	27.1
Adjusted operating income	$317.1	$301.9
% of net sales	16.7%	17.3%

Net income reconciliation:
Net income	$133.0	$126.8
Income tax expense (benefit)	40.1	62.2
Amortization	60.5	51.5
Unallocated derivative losses (gains)	22.0	(12.6)
Cost of products sold - special project costs	-	0.7
Other special project costs	7.7	27.1
Adjusted income before income taxes	$263.3	$255.7
Income taxes, as adjusted	60.9	84.1
Adjusted income	$202.4	$171.6

Weighted-average common shares outstanding	113.1	112.9
Weighted-average participating shares outstanding	0.6	0.6
Total weighted-average shares outstanding	113.7	113.5
Dilutive effect of stock options	-	0.1
Total weighted-average shares outstanding - assuming dilution	113.7	113.6

Adjusted earnings per share – assuming dilution	$1.78	$1.51

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2018	2017
	(Dollars in millions)

EBITDA reconciliation:
Net income	$133.0	$126.8
Income tax expense (benefit)	40.1	62.2
Interest expense - net	53.6	42.0
Depreciation	51.4	54.5
Amortization	60.5	51.5
EBITDA	$338.6	$337.0
% of net sales	17.8%	19.3%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$243.0	$304.3
Additions to property, plant, and equipment	(101.3)	(69.6)
Free cash flow	$141.7	$234.7

The following tables provide a reconciliation of the Company's fiscal 2019 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2019
	Low	High

Net income per common share - assuming dilution reconciliation:
Net income per common share - assuming dilution	$6.34	$6.59
Special project costs	0.40	0.40
Amortization	1.66	1.66
Adjusted earnings per share	$8.40	$8.65

	Year Ending April 30, 2019
	Low	High
Free cash flow reconciliation (Dollars in millions):
Net cash provided by operating activities	$1,140	$1,170
Additions to property, plant, and equipment	(370)	(350)
Free cash flow	$770	$820

The J. M. Smucker Company Unaudited Reportable Segments Supplemental Information (Reclassified to Reflect Changes Attributed to Sales within the Convenience Store Channel)

	Three Months Ended				Year Ended
	July 31, 2017	October 31, 2017	January 31, 2018	April 30, 2018	April 30, 2017
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$479.4	$551.4	$549.1	$506.9	$2,102.3
U.S. Retail Consumer Foods	487.9	527.8	508.4	461.5	2,072.6
U.S. Retail Pet Foods	520.7	551.1	561.0	532.5	2,131.8
International and Away From Home	260.9	293.3	284.8	280.4	1,085.6
Total net sales	$1,748.9	$1,923.6	$1,903.3	$1,781.3	$7,392.3

Segment profit:
U.S. Retail Coffee	$123.2	$152.1	$181.6	$155.5	$679.7
U.S. Retail Consumer Foods	110.1	130.2	121.4	113.6	457.1
U.S. Retail Pet Foods	97.8	122.4	117.6	101.6	479.0
International and Away From Home	40.2	55.4	53.4	51.1	190.9
Total segment profit	$371.3	$460.1	$474.0	$421.8	$1,806.7

Segment profit margin:
U.S. Retail Coffee	25.7%	27.6%	33.1%	30.7%	32.3%
U.S. Retail Consumer Foods	22.6%	24.7%	23.9%	24.6%	22.1%
U.S. Retail Pet Foods	18.8%	22.2%	21.0%	19.1%	22.5%
International and Away From Home	15.4%	18.9%	18.8%	18.2%	17.6%

CONTACT: The J. M. Smucker Company: (330) 682-3000, Investors: Aaron Broholm, Vice President, Investor Relations, Media: Ray Hancart, Senior Manager, Corporate Communications